UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 22, 2013 (July 18, 2013)

American Realty Capital Trust V, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	333-187092	90-0929989
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 Park Avenue

New York, New York 10022

(Address, including zip code, of Principal Executive Offices)

Registrant's telephone number, including area code: (212) 415-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Bridgestone/Firestone Tire Center – Fort Myers, Florida

On July 18, 2013, following the completion of its due diligence review of a Bridgestone/Firestone Tire Center store located in Fort Myers, Florida, American Realty Capital Trust V, Inc. (“the Company”) finalized the prerequisite conditions to acquire, and subsequently acquired, the fee simple interest in the property on that same date. Pursuant to the terms of the purchase and sale agreement dated as of June 17, 2013, the Company’s obligation to close upon the acquisition was subject to the satisfactory completion of a due diligence review of the property, among other conditions. The purchase and sale agreement contains customary representations and warranties by the seller.

The description of the Bridgestone/Firestone Tire Center store located in Fort Myers, Florida set forth in Item 2.01 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01 in its entirety.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On July 18, 2013, the Company closed its acquisition of the fee simple interest in a Bridgestone/Firestone Tire Center store located in Fort Myers, Florida for a contract purchase price of $3.0 million, exclusive of closing costs. The Company acquired the property through a wholly owned subsidiary of its operating partnership. The seller has no material relationship with the Company and the acquisition was not an affiliated transaction.

The Company funded 100% of the acquisition with cash from its ongoing initial public offering.

The property is 100% leased to a subsidiary of Bridgestone Corporation (TYO: 5108), which carries an investment grade credit rating as determined by major credit rating agencies. The lease is net whereby the tenant is required to pay substantially all operating expenses, excluding all costs to maintain and repair the roof and structure of the building, in addition to base rent.

The following table provides information about the property relating to the seller, lease commencement and termination dates, rentable square feet, annualized rental income, rental escalations and renewal options.

Seller	Lease Commencement Date	Lease Termination Date	Rentable Square Feet	Annualized Rental Income	Rental Escalations	Renewal Options
First City South, LLC	January 2009	January 2024	8,934	$0.3 million	10% every five years	Four Five-Year Options

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL TRUST V, INC.

Date: July 22, 2013	By:	/s/ Nicholas S. Schorsch
Nicholas S. Schorsch Chief Executive Officer and Chairman of the Board of Directors